Pangaea Logistics Solutions Ltd. Announces Chief Executive Officer Retirement and Succession Plan

NEWPORT, RI – September 17, 2025 – Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (Nasdaq: PANL), a global provider of comprehensive maritime logistics solutions, today announced that, Mark Filanowski will retire as the Company’s Chief Executive Officer and step-down from the Board of Directors effective on January 1, 2026, following eleven years with the Company. As part of Pangaea’s succession plan, Mads Petersen, the Company’s Chief Operating Officer, has been appointed to succeed Mr. Filanowski as President and Chief Executive Officer, effective January 1, 2026. In connection with his appointment as CEO, Mr. Petersen will also join the Company’s board of directors on January 1, 2026.

Throughout his 16-year tenure with Pangaea, Mr. Petersen has been instrumental in the Company’s growth and strategic execution. Mr. Petersen has more than 20 years of experience in the dry bulk shipping industry and joined the Company in 2009 when he established Nordic Bulk Carriers in partnership with Pangaea. He led Pangaea’s Copenhagen office, where he focused on the Company’s ice-class vessel activities and oversaw the Company’s newbuilding activities in Japan and China. Petersen has overseen Pangaea’s commercial, operational, and technical functions since 2022.

“On behalf of the Board, I want to thank Mark for his many years of leadership and dedication,” said Richard du Moulin, Chairman of Pangaea’s Board of Directors. “During his tenure, he successfully navigated a dynamic global shipping environment while scaling Pangaea’s differentiated cargo-focused platform. Under his leadership, our owned vessel fleet has tripled, and our port and logistics operations have expanded to 10 marine terminals across the U.S. Gulf Coast and Mid-Atlantic regions. Since the passing of our founder, Ed Coll, Mark has been instrumental in sustaining Pangaea’s growth and in positioning the Company for continued success in the years ahead. I am confident that Ed would be proud of the achievements delivered by Mark, Mads and the entire Pangaea team.”

“It has been an honor to work alongside the Pangaea team over the last eleven years. Across ships, terminals, and offices on three continents, we have delivered strong results by staying true to our strategy and working together as one team,” said Mr. Filanowski. “I have full confidence that Mads is the right leader to take Pangaea into its next chapter. He is innovative, a clear communicator and deeply understands our industry and how to serve our customers well. With his 16-year experience across all aspects of the business, Mads is exceptionally well prepared to execute on Pangaea’s unique business model and strategic vision.”

Mr. Petersen commented, “I am honored to serve as Pangaea’s next Chief Executive Officer, and I want to thank Mark for his strategic leadership and steady guidance. Pangaea has a proven and differentiated business model that has delivered above-market returns across market cycles. Together with my colleagues, I look forward to building on that foundation, continuing to provide innovative, customer-focused maritime solutions, and driving long-term value for our shareholders.”

“Following a thoughtful succession planning process, the Board has determined that Mads is the right leader to carry forward our strategy,” concluded Mr. Du Moulin. “His deep industry expertise, long tenure with Pangaea, and unmatched operational insight position him to lead the Company into its next phase of growth and value creation.”

ABOUT PANGAEA LOGISTICS SOLUTIONS LTD.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) and its subsidiaries (collectively, “Pangaea” or the “Company”) provides seaborne dry bulk logistics and transportation services as well as terminal and stevedoring services. Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, coal, iron ore, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. The Company addresses the logistics needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, port and terminal operations, vessel chartering, voyage planning, and vessel technical management. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Noel Ryan and Stefan Neely
Chief Financial Officer	Vallum Advisors
401-846-7790	PANL@val-adv.com
Investors@pangaeals.com